Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                 CALCULATION OF EARNINGS (LOSS) PER SHARE
                                (Unaudited)


                                                Three Months Ended     Six Months Ended
                                                      June 30,              June 30,
                                                  1997       1996       1997       1996
                                                (in millions, except per share amounts)

Primary Earnings (Loss) Per Share
 Earnings (loss) on common stock
   Net income (loss)                            $ (420)      $ 117    $ (198)      $ 329
   Preferred stock dividends                        (4)         (4)       (8)         (8)
                                                $ (424)      $ 113    $ (206)      $ 321

 Average number of common shares
  outstanding                                      248         246       248         245

 Primary earnings (loss) per
  share of common stock                         $(1.71)      $0.46    $(0.83)      $1.31

Fully Diluted Earnings (Loss) Per Share
 Adjusted earnings (loss) on common stock
   Net income (loss)                            $ (420)      $ 117    $ (198)      $ 329
   Preferred stock dividends                        (4)         (4)       (8)         (8)
   Add back:
     Dividends on convertible preferred stock        4           4         8           8
                                                $ (420)      $ 117    $ (198)      $ 329

 Average number of common shares outstanding
  on a fully diluted basis
   Average number of common shares outstanding     248         246       248         245
   Additional shares issuable upon:
     Conversion of preferred stock                  19          19        19          19
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                       5           6         5           6
                                                   272         271       272         270

 Fully diluted earnings (loss) per share of
  common stock                                  $(1.54)(a)   $0.43    $(0.73)(a)   $1.22

(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(ii)
     although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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